Filed Pursuant to Rule 424(b)(5)
Registration No. 333-158405
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 27, 2009)
AMICUS THERAPEUTICS, INC.
4,946,524 Shares of Common Stock
Warrants to Purchase up to 1,854,946
Shares of Common Stock
We are offering directly to selected investors 4,946,524 shares of our common stock and warrants to purchase up to 1,854,946 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.375 of a share of our common stock. The warrants will have an exercise price of $4.43 per share of our common stock. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately. The warrants will be exercisable on or after the date that is six months after the date of issuance and will terminate on the fourth anniversary of the date of issuance. For a more detailed description of the warrants, see the section entitled “Description of Warrants” beginning on page S-14 of this prospectus supplement.
Our Chairman and Chief Executive Officer will purchase 11,898 units in this offering.
Our common stock is listed on the Global Market of The NASDAQ Stock Market, LLC, or NASDAQ, under the symbol “FOLD.” On February 24, 2010, the closing bid price for our common stock on NASDAQ was $3.69 per share.
We have retained Leerink Swann LLC to act as the placement agent to solicit offers to purchase units in this offering. The placement agent has no obligation to buy any units, shares of our common stock or warrants from us or to arrange for the purchase or sale of any specific number or dollar amount of units, shares of our common stock or warrants. The placement agent is not purchasing or selling any units, shares of our common stock or warrants in this offering. See “Plan of Distribution” beginning on page S-11 of this prospectus supplement for more information regarding these arrangements.
Investing in our securities involves a high degree of risk. See “Risk Factors,” beginning on page S-8 of this prospectus supplement to read about factors you should consider before buying the securities offered by this prospectus supplement.

	Per Unit	Total[1]
Public offering price	$3.74	$18,500,000
Placement agency fee	$0.21	$1,054,500
Proceeds, before expenses, to us	$3.53	$17,445,500

(1)	Assumes all units offered in this offering are sold.
We expect the total offering expenses, excluding the placement agency fee, to be approximately $0.2 million. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agency fee and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above.

We expect delivery of the shares of our common stock and warrants will be made to purchasers on or about March 2, 2010. The shares of our common stock will be delivered in book-entry form through The Depository Trust Company, New York, New York. We will mail the warrants directly to the purchasers at the respective addresses set forth in their purchase agreement with us. Purchaser funds will be deposited into an escrow account and held until jointly released by us and the placement agent on the date the shares of common stock and warrants are to be delivered to the purchasers, unless other arrangements are made with our consent. All funds received in the escrow account will be held in a non-interest bearing account.
You should carefully read this prospectus supplement and the accompanying prospectus, together with the documents we incorporate by reference, before you invest in any of the securities offered by this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Leerink Swann

The date of this prospectus supplement is February 25, 2010.

Prospectus Supplement
Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of shares of our common stock and warrants and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about us and the securities offered hereby. Generally, when we refer to this prospectus, we are referring to both parts of this document combined together with all documents incorporated by reference. To the extent there is a conflict between the information contained in this prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement or such free writing prospectus, as the case may be, provided that, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement and the third-party beneficiaries named therein, if any, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
You should rely only on the information contained in this prospectus supplement, contained in the accompanying prospectus or incorporated herein and therein by reference, and any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the placement agent have authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement, the accompanying prospectus and the offering of our securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus supplement and accompanying prospectus outside the United States. This prospectus supplement and accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. The information contained, or incorporated by reference, in this prospectus supplement and contained, or incorporated herein by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of our securities. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the section entitled “Where You Can Find More Information” below in the accompanying prospectus and any “free writing prospectus” we may authorize to be delivered to you.
Unless the context otherwise requires, in this prospectus supplement the “Company,” “we,” “us,” “our” and similar names refer to Amicus Therapeutics, Inc.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement and in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all the information you should consider before investing in shares of our common stock and warrants in this offering. You should carefully read this entire prospectus supplement and the entire accompanying prospectus, including the “Risk Factors” section beginning on page S-8 of this prospectus supplement and page 3 in the accompanying prospectus and the financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. If you invest in our securities, you are assuming a high degree of risk.
Overview
We are a biopharmaceutical company focused on the discovery, development and commercialization of orally-administered, small molecule drugs known as pharmacological chaperones. Pharmacological chaperones are a novel, first-in-class approach to treating a broad range of diseases including lysosomal storage disorders and diseases of neurodegeneration. Our goal is to become a leading biopharmaceutical company in this area. Our current strategic priorities are advancing:
•	the Phase 3 development of our lead product candidate, Amigal for Fabry disease;
•	the preclinical and clinical development of pharmacological chaperone/enzyme replacement therapy combination therapy; and
•	the preclinical evaluation of the use of pharmacological chaperones for diseases of neurodegeneration.
Our novel approach to the treatment of human genetic diseases consists of using pharmacological chaperones that selectively bind to the target protein, increasing the stability of the protein and helping it fold into the correct three-dimensional shape. This allows proper trafficking of the protein within the cell, thereby increasing protein activity, improving cellular function and potentially reducing cell stress. We have also demonstrated in preclinical studies that pharmacological chaperones can further stabilize normal, or “wild-type,” proteins. This stabilization could lead to a higher percentage of the target proteins folding correctly and more stably, which can increase cellular levels and improve cellular function, making chaperones potentially applicable to a wide range of diseases.
Our lead product candidate, Amigal (migalastat hydrochloride) for Fabry disease, is in Phase 3 development. Our other clinical stage product candidates are AT2220 (1-deoxynojirimycin HCl) for Pompe disease, which is currently in Phase 1 testing and remains on partial clinical hold, and Plicera (afegostat tartrate) for Gaucher disease, which we do not plan to advance into Phase 3 development at this time. We are conducting preclinical studies in diseases of neurodegeneration, including Parkinson’s and Alzheimer’s disease. Although Fabry, Gaucher and Pompe are relatively rare diseases, they represent substantial commercial markets due to the severity of the symptoms and the chronic nature of the diseases. The worldwide net product sales for the five currently approved therapeutics to treat Fabry, Gaucher and Pompe disease were approximately $2.2 billion in 2008, as publicly reported by the companies that market these therapeutics.
Fabry and other lysosomal storage disorders are among certain human diseases that are caused by mutations in specific genes that, in many cases, lead to the production of proteins with reduced stability. Proteins with such mutations may not fold into their correct three-dimensional shape and are generally referred to as misfolded or unstable proteins. Misfolded or unstable proteins are often recognized by cells as having defects and, as a result, may be eliminated prior to reaching their intended location in the cell. The reduced biological activity of these proteins leads to impaired cellular function and ultimately to disease.
The current standard of treatment for Fabry, Gaucher and Pompe diseases is enzyme replacement therapy, or ERT. This type of therapy compensates for the reduced level of activity of specific enzymes through regular infusions of recombinant forms of the enzyme. Instead of adding enzymes from an external source by intravenous infusion, our approach uses orally-administered small molecule pharmacological chaperones to improve the function of the enzyme that is made by the patient’s own body. We believe our product candidates may have advantages over ERT relating to bio-distribution and ease of use, potentially improving treatment of these diseases.

In addition, we have increasingly focused on the use of pharmacological chaperones in combination with ERT, which we believe may address certain key limitations of ERT. The use of pharmacological chaperones in combination with ERT may significantly enhance the safety and efficacy of ERT by, among other effects, prolonging the half-life of infused enzymes in circulation, increasing uptake of the infused enzymes into cells and tissues, and increasing enzyme activity and substrate reduction in target tissues compared to that observed with ERT alone.
While our initial clinical efforts have focused on the use of pharmacological chaperones to treat lysosomal storage diseases, we believe that our technology may be applicable to the treatment of certain diseases of neurodegeneration. Our lead preclinical program in this area is focused on Parkinson’s disease and we have established initial proof-of-concept in animal models. Our second preclinical program in this area is focused on Alzheimer’s disease. In 2010, we expect to complete advanced preclinical proof-of-concept studies in Parkinson’s disease and complete initial proof-of-concept studies in Alzheimer’s disease.
Our Lead Product Candidate-Amigal for Fabry Disease
Our first key strategic priority is to advance our lead program, Amigal for Fabry disease. We commenced a Phase 3 study of Amigal intended to support approval in the United States (Study 011) in the second quarter of 2009, and treatment of the first patient began in the fourth quarter of 2009. We expect to complete enrollment by the end of 2010 and to have preliminary results from this study in mid-2011. Study 011 is a 6-month, randomized, double-blind trial comparing Amigal to placebo in approximately 60 subjects. The surrogate primary endpoint is the change in the amount of kidney interstitial capillary GL-3, the substrate that accumulates in the cells of Fabry patients. Subjects to be enrolled are Fabry patients who have never received ERT or who have not received ERT for at least 6 months, and who have a mutation responsive to Amigal. We intend to seek Accelerated Approval for Amigal according to Subpart H regulations. The key elements of this study design and regulatory path were agreed to with the U.S. Food and Drug Administration (FDA) in the second quarter of 2009.
In addition, we expect to commence a separate Phase 3 study (Study 012) during 2010 to support approval of Amigal in the European Union. Study 012 will be an 18-month, randomized, open-label study comparing Amigal to ERT in approximately 60 subjects. The primary outcome of efficacy will be renal function as measured by glomerular filtration rate (GFR).
In February 2010, we presented preliminary data from our ongoing Phase 2 extension study of Amigal, which is designed to evaluate the long-term safety and efficacy of Amigal. Among the endpoints being evaluated are two measures of renal function, estimated glomerular filtration rate (eGFR) and proteinuria. Preliminary data indicate that eGFR has remained stable out to 2-3 years for all subjects in the extension study and the average annual rate of change in eGFR in subjects identified as responders to Amigal, excluding hyperfiltrators, was +2.0 mL/min/1.73m2. Additionally, trends of reduced proteinuria continued to be observed in subjects identified as responders to Amigal. In addition, the data indicate that treatment with Amigal continues to be generally well-tolerated, with no drug-related serious adverse events. Nineteen subjects continue to receive treatment in the extension study. We previously reported in March 2009 that subjects identified as responders to Amigal at the completion of the Phase 2 studies continued to maintain elevated levels of the target enzyme (a-Gal A), as measured in white blood cells, and reduced levels of the target substrate (kidney GL-3), as measured in urine. A reduction of GL-3 levels was also observed in interstitial capillary cells from kidney biopsies.
Chaperone-ERT Combination Therapy
Another of our key strategic priorities is the advancement of the preclinical and clinical development of pharmacological chaperone-ERT combination therapy. When used as a monotherapy, pharmacological chaperones are designed to selectively bind to target enzymes in patient cells, thereby increasing protein stability and allowing for increased transport to lysosomes, where the enzyme performs its natural function of degrading substrate. When used in combination with ERT, we believe that these binding and stabilization properties may improve key characteristics of the infused enzymes used in ERT, thereby increasing ERT’s safety and efficacy. As previously reported, in 2009, we conducted initial preclinical studies using pharmacological chaperones in combination with ERT. At several scientific conferences, we presented data from these studies which demonstrated that the addition of a pharmacological chaperone to ERT has the potential to address key limitations of ERT, such as a lack of stability in circulation which can reduce safety and efficacy.

In February 2010, we presented new data from preclinical studies that evaluated the combination of Amigal and an ERT, and another pharmacological chaperone, AT2220 (1-deoxynojirimycin HC1) and a different ERT, in mouse models of Fabry and Pompe disease, respectively. Studies of both combinations demonstrated that co-administration of the chaperone with ERT resulted in prolonged half-life of the administered enzyme in circulation, increased enzyme activity in cells and greater substrate reduction in target tissues compared to that seen with ERT alone.
We intend to initiate a Phase 2 study with Amigal in combination with ERT for Fabry disease before the end of 2010. Additionally, we are evaluating options to advance chaperone-ERT combination therapy programs for Pompe disease and Gaucher disease and are conducting pre-clinical combination studies for the treatment of these diseases.
Diseases of Neurodegeneration
Our final key strategic priority is advancing our pharmacological chaperone technology to develop treatments for diseases of neurodegeneration. We believe the knowledge we have gained from exploring the use of pharmacological chaperones in rare genetic diseases can be applied to these non-lysosomal storage disease applications, and that our small molecule approach may be especially well-suited for treating diseases that affect the brain. For these applications, we believe pharmacological chaperones may be used to further stabilize normal, or “wild-type,” proteins and may therefore increase the cellular amounts and activities of specifically chosen target proteins that may be important for the treatment of neurodegenerative diseases. In addition, recent population genetics studies have established a link between being a Gaucher carrier and developing Parkinson’s disease. In particular, these studies demonstrate that Gaucher carriers have an estimated five-fold increased risk for Parkinson’s disease, and that carriers tend to develop Parkinson’s at an earlier age. Our lead pre-clinical program for Parkinson’s disease is leveraging the knowledge we have gained from our Gaucher program to advance the use of pharmacological chaperones for the treatment of Parkinson’s disease.
We have completed initial proof-of-concept studies in animal models of Parkinson’s disease and we recently presented data from preclinical studies that evaluated the chaperone AT2101 in appropriate mouse models. These studies demonstrated that treatment with AT2101 increased the activity of β-glucocerebrosidase (GCase), prevented accumulation of α-synuclein in the brain and improved motor function as assessed in various behavioral tests. We also reported that we have developed new compounds that improve on the properties of AT2101 and expand the range of doses and regimens that show motor improvement in mouse models of the disease. We expect to complete advanced preclinical proof-of-concept studies in Parkinson’s disease and report additional data during 2010. Additionally, we recently announced that we have initiated a second preclinical neurodegenerative disease program for Alzheimer’s disease. Our work in Alzheimer’s also builds on the understanding of pharmacological chaperones we have developed over the past several years and our work in Parkinson’s disease. We expect to complete initial proof-of-concept studies in Alzheimer’s disease and report data during 2010.
Our Pharmacological Chaperone Technology
In the human body, proteins are involved in almost every aspect of cellular function. Proteins are linear strings of amino acids that fold and twist into specific three-dimensional shapes in order to function properly. Certain human diseases result from mutations that cause changes in the amino acid sequence of a protein, and these changes often reduce protein stability and may prevent them from folding properly. The majority of genetic mutations that lead to the production of less stable or misfolded proteins are called missense mutations. These mutations result in the substitution of a single amino acid for another in the protein. Because of this type of error, missense mutations often result in proteins that have a reduced level of biological activity. In addition to missense mutations, there are also other types of mutations that can result in proteins with reduced biological activity.

Proteins generally fold in a specific region of the cell known as the endoplasmic reticulum (ER). The cell has quality control mechanisms that ensure that proteins are folded into their correct three-dimensional shape before they can move from the ER to the appropriate destination in the cell, a process generally referred to as protein trafficking. Misfolded proteins are often eliminated by the quality control mechanisms after initially being retained in the ER. In certain instances, misfolded or unstable proteins can accumulate in the ER before being eliminated.
The retention of misfolded proteins in the ER interrupts their proper trafficking, and the resulting reduced biological activity can lead to impaired cellular function and ultimately to disease. In addition, the accumulation of misfolded proteins in the ER may lead to various types of stress on cells, which may also contribute to cellular dysfunction and disease.
We use pharmacological chaperones to selectively bind to a target protein and increase its stability. The binding of the chaperone molecule helps the protein fold into its correct three-dimensional shape. This allows the protein to be trafficked from the ER to the appropriate location in the cell, thereby increasing cellular amounts and protein activity, improving cellular function and potentially reducing cell stress.
Our proprietary approach to the discovery of pharmacological chaperone product candidates involves the use of rapid molecular and cell-based screening methods combined with our understanding of the intended biological function of proteins implicated in disease. We use this knowledge to select and develop compounds with desirable properties. In many cases, we are able to start with specific molecules and classes of compounds already known to interact with the target protein but not used previously as therapies. This can greatly reduce the time and cost of the early stages of drug discovery and development.
We believe our technology may be broadly applicable to a wide range of diseases for which protein stabilization and improved folding may be beneficial.
Preliminary Financial Results for the Three and Twelve Months Ended December 31, 2009
The following information is preliminary and has been prepared by our management. Ernst & Young LLP, our independent registered public accounting firm, has not completed any audit, review or similar procedures with respect to the unaudited preliminary financial results presented in this prospectus supplement. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect to such preliminary financial results. We expect the audit of our financial results and other financial statements for the year ended December 31, 2009 to be completed immediately prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2009.
During the course of the preparation of our complete, consolidated financial statements as of and for the year ended December 31, 2009, the completion of our annual fiscal year-end closing procedures and analyses and the completion of the audit of our financial statements, we may identify items that would require us to make adjustments to the preliminary financial results presented herein. The unaudited preliminary financial results presented in this prospectus supplement are not necessarily indicative of the results to be expected for any future period.
Fourth Quarter 2009 and Full Year 2009 Financial Results Highlights
On February 16, 2010, we reported our unaudited preliminary financial results for the fourth fiscal quarter and year ended December 31, 2009. Our cash spend for the quarter ended December 31, 2009 was $11.1 million. Our cash, cash equivalents and marketable securities were $78.2 million as of December 31, 2009, and we reiterate our expectations that our cash spend will be $40 to $50 million in 2010.

Revenue for the quarter ended December 31, 2009 was $49.5 million, which represented revenue received under our license and collaboration agreement with Shire Pharmaceuticals Ireland Ltd., or Shire. Upon signing the collaboration agreement in 2007, Shire paid us an initial, non-refundable license fee of $50.0 million that was being recognized as revenue on a straight-line basis over the period of performance obligations under the collaboration agreement, or 18 years from the date of such agreement. In connection with the mutual termination of the Shire collaboration agreement on October 29, 2009, we recognized $44.7 million of previously deferred revenue on the upfront payment from Shire. In addition, we received a $5.2 million termination payment from Shire as a full and fair settlement of all development cost-sharing obligations, approximately $4.7 million of which was recognized as research revenue during the quarter ended December 31, 2009, and $0.5 million was applied to a receivable for reimbursable research and development costs incurred during the previous quarter ended September 30, 2009.
Net income for the quarter ended December 31, 2009 was $33.0 million, or $1.45 per diluted common share, compared to a net loss of $14.2 million, or $0.63 per diluted common share, for the quarter ended December 31, 2008. Net loss for the year ended December 31, 2009 was $6.6 million, or $0.29 per diluted common share, compared to net loss of $39.4 million, or $1.75 per diluted common share for the year ended December 31, 2008. The variances between periods were attributable to the termination of the Shire collaboration agreement and the resulting recognition of previously deferred revenue discussed above.
Research and development expense for the quarter ended December 31, 2009 was $10.1 million, representing a decrease of $3.7 million, or 27%, from $13.8 million for the quarter ended December 31, 2008. The decrease was due primarily to a $2.6 million non-recurring license fee incurred during the quarter ended December 31, 2008 and a reduction in costs incurred in connection with the development of AT2220 for the treatment of Pompe disease during the quarter ended December 31, 2009.
General and administrative expense for the quarter ended December 31, 2009 was $4.3 million, representing a decrease of $0.7 million, or 14%, from $5.0 million for the quarter ended December 31, 2008. The decrease was due primarily to reduced consulting and personnel costs.
Restructuring charges incurred for the quarter ended December 31, 2009 in connection with our corporate restructuring were approximately $1.5 million. The restructuring charges were attributable to employment termination costs of approximately $0.9 million, consisting of one-time severance payments and benefit continuation, and a charge for facility consolidation of approximately $0.7 million, consisting of future minimum lease payments and a write-off of certain fixed assets in a vacated facility.
Corporate Information
We were incorporated on February 4, 2002 under the laws of the State of Delaware. Our principal executive offices are located at 6 Cedar Brook Drive, Cranbury, NJ 08512 and our telephone number is (609) 662-2000. You can obtain more information regarding our business and industry by reading our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on February 6, 2009 and the other reports we file with the Securities and Exchange Commission, or SEC.

THE OFFERING

Common stock offered by us pursuant to this prospectus supplement	4,946,524

Common stock to be outstanding after this offering (assumes all units offered in this offering are sold)	27,594,393

Warrants	Warrants to purchase up to 1,854,946 shares of common stock will be offered in this offering. Each warrant may be exercised at any time on or after the date that is six months after the date of issuance until the fourth anniversary of the issuance of the warrants at an exercise price of $4.43 per share of common stock. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

Use of proceeds	We intend to use the net proceeds from the sale of securities pursuant to this offering to further advance the development of our lead product candidate, Amigal, including the initiation of the Phase 3 study to support registration in the European Union and the completion of certain activities required for the submission of a license application globally, as well as for general corporate matters.

Risk factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009, respectively, for a discussion of factors you should consider carefully before deciding to invest in shares of our common stock.

Market for the common stock and warrants	Our common stock is quoted and traded on The NASDAQ Global Market under the symbol “FOLD.” However, there is no established public trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any securities exchange. The warrants are immediately separable from the shares of our common stock being offered as part of the units.
The number of shares of our common stock to be outstanding after this offering is based on 22,647,869 shares of common stock outstanding as of September 30, 2009. Unless specifically stated otherwise, the information in this prospectus supplement excludes:
•	3,965,481 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2009, at a weighted average exercise price of $9.40 per share, of which options to purchase 1,948,081 shares of our common stock were then exercisable;
•	an aggregate of 1,216,140 shares of our common stock reserved for future grants of stock options (or other similar equity instruments) under our 2007 Stock Option Plan and our 2007 Director Option Plan as of September 30, 2009; and
•	up to 1,854,946 shares of our common stock issuable upon the exercise of warrants to be issued in this offering (assuming all units offered in this offering are sold), at an exercise price of $4.43 per share.

RISK FACTORS
Investing in our securities involves a high degree of risk and uncertainty. Please see the risk factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, as supplemented and updated by the risk factors in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009, respectively, as such discussions may be amended or updated in subsequent reports filed by us with the SEC.
Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also affect our business operations. If any of such risks and uncertainties actually occurs, our business, financial condition and results of operations could be severely harmed. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.
FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Those statements are therefore entitled to the protection of the safe harbor provisions of these laws. These forward-looking statements, which are usually accompanied by words such as “may,” “might,” “will,” “should,” “could,” “intends,” “estimates,” “predicts,” “potential,” “continue,” “believes,” “anticipates,” “plans,” “expects” and similar expressions, involve risks and uncertainties, and relate to, without limitation, statements about our product candidates, our market opportunities, our strategy, our competition, our projected revenue, expense levels and cash spend and the adequacy of our available cash resources. These statements are only predictions based on current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or forecasted in, or implied by, such forward-looking statements, including those factors to which we refer you in “Risk Factors” above.

Our business, financial condition, results of operations and prospects may change. Although we believe that the expectations reflected in these forward-looking statements are based upon reasonable assumptions, no assurance can be given that such expectations will be attained or that any deviations will not be material. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We disclaim any obligation or undertaking to disseminate any updates or revision to any forward-looking statement to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference herein and therein, of which this prospectus supplement and the accompanying prospectus are part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement and the accompanying prospectus, respectively, only. We qualify all of the information presented in this prospectus supplement and the accompanying prospectus, and particularly our forward-looking statements, by these cautionary statements.
USE OF PROCEEDS
We estimate that our net proceeds from the sale of shares of our common stock and warrants offered pursuant to this prospectus supplement will be approximately $17.2 million after deducting the placement agency fee and estimated offering expenses that are payable by us. We intend to use the net proceeds from the sale of shares of our common stock and warrants pursuant to this offering to further advance the development of our lead product candidate, Amigal, including the initiation of the Phase 3 study to support registration in the European Union and the completion of certain activities required for the submission of a license application globally, as well as for general corporate matters.
Consistent with our investment policy, we may invest the net proceeds temporarily in deposits with major financial institutions, money market funds, notes issued by the United States government, fixed income investments which can be readily purchased and sold using established markets and United States bond funds which can be readily purchased and sold using established markets until we use them for their intended purpose.

DILUTION
Purchasers of shares of our common stock included as part of the units offered by this prospectus supplement and the accompanying prospectus will experience an immediate dilution in the net tangible book value of their common stock from the public offering price of the units. The net tangible book value of our common stock as of September 30, 2009 was $37.2 million, or $1.64 per share. Net tangible book value per share of our common stock is equal to our net tangible assets (tangible assets less total liabilities) divided by the number of shares of our common stock issued and outstanding as of September 30, 2009.
Dilution per share represents the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock included as part of the units after giving effect to this offering. After reflecting the sale of 4,946,524 shares of our common stock offered by us at the public offering price of $3.74 per unit, less placement agency fee and estimated offering expenses, our adjusted net tangible book value per share of our common stock as of September 30, 2009 would have been $54.4 million or $1.97 per share. The change represents an immediate increase in net tangible book value per share of our common stock of $0.33 per share to existing stockholders and an immediate dilution of $1.77 per share to new investors purchasing the shares of our common stock included as part of the units offered in this offering. The following table illustrates this per share dilution:

Public offering price per unit		$3.74
Net tangible book value per share as of September 30, 2009	$1.64
Increase per share attributable to new investors	0.33

Adjusted net tangible book value per share as of September 30, 2009		1.97

Dilution per share to new investors		$1.77

The foregoing calculations are based on 22,647,869 shares of our common stock outstanding as of September 30, 2009 and do not take into account any of the following:
•	3,965,481 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2009, at a weighted average exercise price of $9.40 per share, of which options to purchase 1,948,081 shares of our common stock were then exercisable;
•	an aggregate of 1,216,140 shares of our common stock reserved for future grants of stock options (or other similar equity instruments) under our 2007 Stock Option Plan and our 2007 Director Option Plan as of September 30, 2009; and
•	up to 1,854,946 shares of our common stock issuable upon the exercise of warrants to be issued in this offering (assuming all units offered in this offering are sold), at an exercise price of $4.43 per share.

PLAN OF DISTRIBUTION
We are offering the shares of our common stock and warrants through a placement agent. Leerink Swann LLC, or Leerink Swann, has entered into a placement agency agreement with us pursuant to which it has agreed to act as our placement agent in connection with this offering. Under the placement agency agreement, Leerink Swann, whom we refer to as the placement agent, has agreed to use its best efforts to arrange for the sale of 4,946,524 shares of our common stock and warrants to purchase up to 1,854,946 shares of our common stock. The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.375 of a share of our common stock. The warrants will have an exercise price of $4.43 per share of our common stock.
The placement agent is not purchasing or selling any units, shares or warrants from us, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of the units, shares or warrants. We will enter into subscription agreements directly with investors in connection with this offering. The placement agency agreement provides that the obligations of the placement agent and the investors are subject to certain conditions precedent, including the absence of certain adverse changes in our business and the receipt of certain customary legal opinions, letters and certificates.
This prospectus supplement will be distributed to the investors who agree to purchase units and will inform the investors of the closing date as to such units. We currently anticipate that closing of the sale of 4,946,524 units pursuant to this prospectus supplement will take place on or about March 2, 2010. Investors will also be informed of the date and manner in which they must transmit the purchase price for their shares. Investor funds will be deposited into an escrow account set up at JPMorgan Chase Bank, N.A., as escrow agent, unless other arrangements are made with the Company’s consent. Before the closing date, the escrow agent will notify the placement agent when funds to pay for the units have been received. We will deposit the shares of our common stock with The Depository Trust Company upon receipt of notice from the placement agent that the funds have been received. At the closing, The Depository Trust Company will credit the shares to the respective accounts of the investors. We will mail warrants directly to the investors at the respective addresses set forth in their purchase agreement with us. If the conditions to this offering are not satisfied or waived, then all investor funds that were deposited into escrow will be returned to investors and this offering will terminate.
We will pay the placement agent a fee equal to 5.7% of the gross proceeds of the sale of units in this offering. The following table shows the per unit and total fee we will pay to the placement agent in connection with the sale of units offered by this prospectus supplement, assuming all of the units offered hereby are issued and sold by us.

Placement Agency Fee	Per Unit	Total
Securities offered hereby	$0.21	$1,054,500
Because there is no minimum offering amount required as a condition to closing, the actual total placement agency fee may be less than the maximum total placement agency fee set forth above. We will also reimburse the placement agent for certain expenses, including legal fees and expenses, incurred by the placement agent in connection with this offering. The estimated offering expenses payable by us, in addition to the placement agency fee of $1,054,500, are approximately $0.2 million, which includes legal, accounting and printing costs and various other fees associated with registering and listing shares of our common stock issued and sold in this offering. After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $17.2 million.
In no event will the total amount of compensation paid to Leerink Swann and any other member of the Financial Industry Regulatory Authority upon completion of this offering exceed 8% of the gross proceeds of this offering.
We, each of our directors and each of our executive officers and certain of our stockholders have agreed that, without the prior written consent of Leerink Swann, they will not, during the period ending 90 days, with respect to us, or 60 days, with respect to our directors, executive officers and certain of our stockholders, after the date of this prospectus supplement, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act or otherwise dispose of or transfer (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of), any shares of our common stock, options to acquire shares of our common stock, or securities exchangeable or exercisable for or convertible into shares of our common stock or publicly announce an intention to do any of the foregoing.

In addition, during such 90-day restricted period, we will not file any registration statement (other than on Form S-8) with the SEC relating to the offering of any shares of our common stock, options to acquire shares of our common stock, any securities convertible into or exchangeable for our common stock or other rights to purchase shares of our common stock or any other securities that are substantially similar to our common stock.
The restrictions described above do not apply to:
with respect to us:
•	the shares of our common stock and warrants to be sold in this offering; or
•	the issuance by us of shares of our common stock or options to purchase shares of our common stock, or our common stock upon exercise of options, pursuant to our equity incentive plans;
with respect to our directors, executive officers and certain of our stockholders:
•	transactions relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of our common stock or other securities acquired in such open market transactions;
•	transactions effected pursuant to any trading plan established pursuant to Rule 10b5-1 of the Exchange Act for the transfer of shares of our common stock that has been entered into by the director, executive officer or stockholder prior to the date he or she entered into the agreement regarding the 60-day restricted period;
•	transfers of shares of our common stock or any security convertible into our common stock as a bona fide gift; or
•	transfers of shares of our common stock or any security convertible into our common stock either during the director’s, executive officer’s or stockholder’s lifetime or upon death by will or intestate succession to the immediate family of the director, executive officer or stockholder or to a trust the beneficiaries of which are exclusively the director, executive officer or stockholder and/or a member or members of his or her immediate family; provided that in the case of any transfer or distribution described in this bullet or the immediately preceding bullet (i) each donee or distributee agrees in writing to the same restrictions as set forth above and (ii) no filing under the Exchange Act or other public announcement shall be required or shall be made voluntarily (other than a filing on a Form 5 made after expiration of the 60-day restricted period) during the 60-day restricted period.
The restricted period described above is subject to extension such that, in the event that either (1) during the last 17 days of the restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the “lock-up” restrictions described above will, subject to limited exceptions, continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the placement agency agreement, or to contribute to payments the placement agent may be required to make in respect of such liabilities.
The placement agency agreement with Leerink Swann will be filed as an exhibit to our Current Report on Form 8-K that will be filed with the SEC in connection with this offering.
Delivery of the shares of our common stock and warrants issued and sold in this offering is expected to be made on or about March 2, 2010, which will be the 3rd business day following the date of pricing of the units. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares purchased in this offering on the date of pricing will be required, by virtue of the fact that the shares purchased in this offering initially will settle on the 3rd business day following the date of pricing of the shares, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the shares in this offering who wish to trade the shares on the pricing date should consult their own advisor.
The transfer agent for shares of our common stock to be issued in this offering is American Stock Transfer and Trust Company, LLC located at 59 Maiden Lane, Plaza Level, New York, New York 10038.

DESCRIPTION OF OUR WARRANTS
The material terms and provisions of the warrants being offered pursuant to this prospectus supplement are summarized below. The form of warrant will be provided to each investor in this offering and will be filed as an exhibit to a Current Report on Form 8-K with the SEC in connection with this offering.
Each investor that purchases units will receive, for each unit purchased, one share of our common stock and a warrant to purchase 0.375 of a share of our common stock. The warrants will have an exercise price of $4.43 per share of our common stock. The warrants are exercisable on or after the date that is six months after the date of issuance and will terminate on the fourth anniversary of the date of issuance. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.
There is no established public trading market for the warrants and we do not expect a market to develop. We do not intend to apply to list the warrants on any securities exchange. Without an active market, the liquidity of the warrants will be limited. In addition, in the event our common stock price does not exceed the per share exercise price of the warrants during the period when the warrants are exercisable, the warrants will not have any value.
Holders of the warrants may exercise their warrants to purchase shares of our common stock on or before the termination date by delivering an exercise notice, appropriately completed and duly signed, and payment of the exercise price for the number of shares for which the warrant is being exercised. In the event that the registration statement relating to the shares of common stock is not effective and another exemption from registration is not available or the fair market value (as determined pursuant to the warrant) of a share of common stock is greater than the exercise price of the warrant, a holder of warrants will have the right, in its sole discretion, to exercise its warrants for a net number of warrant shares pursuant to the cashless exercise procedures specified in the warrants. Warrants may be exercised in whole or in part, and any portion of a warrant not exercised prior to the termination date shall be and become void and of no value. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver common stock issuable upon exercise of a warrant.
Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three trading days of our receipt of notice of exercise and payment of the aggregate exercise price, subject to surrender of the warrant.
The shares of common stock issuable on exercise of the warrants are duly and validly authorized and will be, when issued, delivered and paid for in accordance with the warrants, issued, fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.
If, at any time a warrant is outstanding, we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, or the sale of all or substantially all of our assets, or other transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of any warrants will thereafter receive upon exercise of the warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation or merger or other transaction.
The exercisability of the warrants may be limited in certain circumstances if, upon exercise, the holder (together with the holder’s affiliates and any other persons or entities acting together with the holder as a group) would hold more than 9.99% of our total common stock issued and outstanding. The holder of a warrant has the ability, upon providing us not less than 61 days’ prior written notice, to waive the foregoing limitation. The absence of an effective registration statement relating to the common stock issuable upon exercise of a warrant will not provide the holder with the right to net-settle the warrant in cash.

Amendments and waivers of the terms of the warrants require the written consent of the holders of warrants representing at least two-thirds of the shares of common stock issuable upon the then outstanding warrants, except that no such action may increase the exercise price of a warrant or decrease the number of shares or class of stock obtainable upon exercise of a warrant without the written consent of the holder.
THE HOLDER OF A WARRANT WILL NOT POSSESS ANY RIGHTS AS A STOCKHOLDER UNDER THAT WARRANT UNTIL THE HOLDER EXERCISES THE WARRANT. THE WARRANTS MAY BE TRANSFERRED INDEPENDENT OF THE COMMON STOCK WITH WHICH THEY WERE ISSUED, SUBJECT TO APPLICABLE LAWS.

LEGAL MATTERS
The validity of the securities we are offering will be passed upon by Pepper Hamilton LLP, Philadelphia, Pennsylvania. Dechert LLP, Philadelphia, Pennsylvania, is counsel for the placement agent.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as set forth in their report, which is incorporated by reference in the accompanying prospectus. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PROSPECTUS
AMICUS THERAPEUTICS, INC.
$92,430,000
Common Stock
Preferred Stock
Warrants
Debt Securities

1,000,000 Shares of Common Stock
Offered by
Selling Stockholders
     We may offer to the public from time to time in one or more series or issuances:
•	shares of our common stock;

•	shares of preferred stock;

•	warrants to purchase shares of our common stock, preferred stock and/or debt securities;

•	debt securities consisting of debentures, notes or other evidences of indebtedness; or

•	any combination of these securities.
     Selling stockholders may also offer shares of our common stock from time to time in connection with this offering. This prospectus provides a general description of the securities that we or the selling stockholders may offer. Each time that securities are sold under this prospectus, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.
     Securities sold under this prospectus shall be sold directly to purchasers or through agents on our behalf or on behalf of the selling stockholders or through underwriters or dealers as designated from time to time. Each time a selling stockholder sells or disposes shares of common stock pursuant to this offering, the selling stockholder is required to provide you with this prospectus and a prospectus supplement containing specific information about the selling stockholder and the terms of the offering. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.
     Our common stock is traded on the Nasdaq Global Market under the symbol “FOLD.” On May 11, 2009, the closing price of our common stock was $7.50.
     As of March 23, 2009, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $106,307,120, based on 22,643,056 shares of outstanding common stock, of which approximately 10,630,712 shares are held by non-affiliates, and a per share price of $10.00 based on the closing sale price of our common stock on March 23, 2009. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

     Investing in our securities involves certain risks. Before investing, you should refer to the risk factors on page 3 of this prospectus, included in our periodic reports, in prospectus supplements and in other information filed by us with the Securities and Exchange Commission.
     These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 27, 2009.

Prospectus

ABOUT THIS PROSPECTUS
          This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process we may offer to sell any of the securities, or any combination of the securities, described in this prospectus, in each case in one or more offerings, up to a total dollar amount of $92,430,000 and the selling stockholders may sell up to 1,000,000 shares of our common stock in one or more offerings.
          This prospectus provides you only with a general description of the securities we or the selling stockholders may offer. Each time securities are sold under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of those securities and the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein by reference, together with the additional information described under “Where You Can Find More Information” below.
          The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus or in any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information.
          We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.
          References in this prospectus to the terms “the Company,” “Amicus,” “we,” “our” and “us” or other similar terms mean Amicus Therapeutics, Inc., unless we state otherwise or the context indicates otherwise.

THE COMPANY
          We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of a new class of orally-administered, small molecule drugs, known as pharmacological chaperones, for the treatment of a range of human genetic diseases. Our lead product candidates in development are Amigal (migalastat hydrochloride) for Fabry disease, Plicera (afegostat tartrate) for Gaucher disease and AT2220 (1-deoxynojirimycin HCl) for Pompe disease. We completed our Phase 2 clinical trials of Amigal and are currently conducting Phase 2 clinical trials of Plicera. We recently suspended a Phase 2 clinical trial of AT2220 and the IND is on clinical hold pending FDA agreement to allow the Company to resume clinical development. Although Fabry, Gaucher and Pompe are relatively rare diseases, they represent substantial commercial markets due to the severity of the symptoms and the chronic nature of the diseases. The worldwide net product sales for the five currently approved therapeutics to treat Fabry, Gaucher and Pompe disease were approximately $2.2 billion in 2008, as publicly reported by the companies that market these therapeutics.
          Our goal is to become a leading biopharmaceutical company focused on the discovery, development and commercialization of pharmacological chaperone therapies for the treatment of a wide range of human diseases. Our initial clinical efforts are currently focused on developing pharmacological chaperones for the treatment of lysosomal storage disorders, which are chronic genetic diseases, such as Fabry, Gaucher and Pompe that frequently result in severe symptoms. We also believe our technology may be broadly applicable to other diseases for which protein stabilization and improved folding may be beneficial, including certain neurodegenerative and genetically-based metabolic disorders.
          Fabry, Gaucher and Pompe are among certain human diseases which result from mutations in specific genes that, in many cases, lead to the production of proteins with reduced stability. Proteins with such mutations may not fold into their correct three-dimensional shape and are generally referred to as misfolded proteins. Misfolded proteins are often recognized by cells as having defects and, as a result, may be eliminated prior to reaching their intended location in the cell. The reduced biological activity of these proteins leads to impaired cellular function and ultimately to disease.
          Our novel approach to the treatment of human genetic diseases consists of using pharmacological chaperones that selectively bind to the target protein; increasing the stability of the protein and helping it fold into the correct three-dimensional shape. This allows proper trafficking of the protein, thereby increasing protein activity, improving cellular function and potentially reducing cell stress.
          The current standard of treatment for Fabry, Gaucher and Pompe is enzyme replacement therapy (ERT). This therapy compensates for the reduced level of activity of specialized proteins called enzymes through regular infusions of recombinant enzyme. Instead of adding enzymes from an external source by intravenous infusion, our approach uses small molecule, orally-administered pharmacological chaperones to restore the function of the enzyme that is already made by the patient’s own body. We believe our product candidates may have advantages relative to ERT relating to bio-distribution and ease of use, potentially improving treatment of these diseases.
          In order to further the development of our pharmacological chaperone therapies and share the costs of such development, in November 2007, we entered into a strategic collaboration with Shire Pharmaceuticals Ireland Ltd. (Shire), a subsidiary of Shire plc, to jointly develop our three lead pharmacological chaperone compounds for lysosomal storage disorders. Shire will receive rights to commercialize these products outside of the United States (U.S.). We retain all rights to commercialize these products in the U.S.
          Our principal executive offices are located at 6 Cedar Brook Drive, Cranbury, NJ 08512, and our phone number is (609) 662-2000.

RISK FACTORS
          Investing in our securities involves risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in us. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed on February 6, 2009, with the SEC, which is incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.
FORWARD-LOOKING STATEMENTS
          This prospectus, any prospectus supplement and the other documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, objectives of management or other financial items are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
          We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly as set forth and incorporated by reference in the “Risk Factors” section above, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations or investments we may make.
          You should read this prospectus, any supplements to this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS
          Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, clinical trial expenditures, commercial expenditures, acquisitions of new technologies or businesses, and investments. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering. We will not receive any of the proceeds from the sale of any securities offered pursuant to this prospectus by any selling stockholder.
RATIO OF EARNINGS TO COMBINED FIXED CHARGES (1)
          The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. For purposes of this calculation, “earnings” consists of net loss from continuing operations plus fixed charges. “Fixed charges” consist of the sum of interest expense and the estimate of interest within rental expense.

	Years Ended December 31,
	2004	2005	2006	2007	2008
Ratio of Earnings to Fixed Charges	—	—	—	—	—
Deficiency of Earnings Available to Cover Fixed Charges (in millions)	$8.2	$19.6	$45.5	$40.2	$38.5

(1)	For the years ended December 31, 2004, 2005, 2006, 2007 and 2008, earnings were insufficient to cover fixed charges by $8.8 million, $20.0 million, $46.3 million, $41.2 million and $39.4 million, respectively.

SELLING STOCKHOLDERS
          This prospectus also relates to the possible resale of up to an aggregate of 1,000,000 shares of our common stock which were previously acquired by certain persons through several private placements of our convertible preferred stock completed by us prior to our initial public offering (“IPO”) in 2007, which were all converted to shares of our common stock in connection with the IPO, and through private placements of our common stock completed by us prior to the filing of the Registration Statement of which this prospectus is a part. In connection with such private placements, these persons have registration rights with respect to their shares as described further below under the heading “Certain Relationships and Related Party Transactions.” Information about selling stockholders, if any, including their identities and the number of shares of common stock to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, that are incorporated by reference into this prospectus. Selling stockholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offering for resale by such selling stockholders in a subsequent prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act of 1933, as amended.
Certain Relationships and Related Party Transactions
          Investor Rights Agreement
          Pursuant to a third amended and restated investor rights agreement, dated as of September 13, 2006, by and among entities who held our redeemable convertible preferred stock (which was converted to common stock at our initial public offering) and us, we granted registration rights to all such holders, to Mount Sinai School of Medicine of New York University, or MSSM, and to the holder of a warrant which has since been exercised. Entities affiliated with Prospect Venture Partners II, L.P., New Enterprise Associates, Frazier Healthcare Ventures, Canaan Equity, Quaker BioVentures, CHL Medical Partners and Palo Alto Investors, LLC, each a holder of 5% or more of our voting securities, and their affiliates are parties to this investor rights agreement.
          Subject to certain limitations, these stockholders may demand that, on up to two occasions, we register all or part of their securities for sale under the Securities Act as long as the aggregate price to the public for the securities to be sold in each instance is $5,000,000 or more. If we are eligible to register any of our common stock on Form S-3, these stockholders may make the same demand; provided, however, that we will not be required to register their securities if (i) we have already effected a registration within 90 days prior to the request or have effected two or more registrations on Form S-3 within the preceding 12 month period, or (ii) if the aggregate price to the public for the securities to be sold is less than $2,500,000. Additionally, if we believe that such registration would have a materially detrimental effect on any material corporate event, we may delay the request for up to three months, but not more than once in any twelve month period.
          These stockholders may also request registration of their shares if we register any of our common stock, either for our own account or for the account of other securityholders. In such an event, these stockholders are entitled to notice of the registration and to include their shares of common stock in such registration. In the case of an underwritten registration, we must use our reasonable best efforts to obtain the permission of the underwriters to the inclusion of the holder’s shares in the offering on the same terms.
          With specified exceptions, a holder’s right to include shares in a registration is subject to the right of the underwriters to limit the number of shares included in the offering. All fees, costs and expenses of any registrations will generally be paid by us.
     Mt. Sinai School of Medicine License Agreement
          We acquired exclusive worldwide patent rights to develop and commercialize our lead products and other pharmacological chaperones pursuant to a license agreement with MSSM. In connection with this agreement, we issued 232,266 shares of our common stock to MSSM in April 2002. In October 2006 we issued MSSM an additional 133,333 shares of common stock and made a payment of $1.0 million in consideration of an expanded field of use under that license. Under this agreement, to date we have paid no upfront or annual license fees and we have no milestone or future payments other than royalties on net sales. However, on October 31, 2008, we amended and restated this license agreement to, among other items, provide us with the sole right to control the prosecution of patent rights under such agreement and to clarify the portion of royalties and milestone payments we receive from Shire Pharmaceuticals Ireland Ltd. that are payable to MSSM. In connection therewith, we agreed to pay MSSM $2.6 million in connection with the $50 million upfront payment that we received in November 2007 from Shire and an additional $2.6 million for the sole right to and control over the prosecution of patent rights. This agreement expires upon expiration of the last of the licensed patent rights, which will be in 2019 if a foreign patent is granted and 2018 otherwise, or later subject to any patent term extension that may be granted.

PLAN OF DISTRIBUTION
              Amicus, and any selling stockholders and their successors, including their permitted transferees, may sell the offered securities in any of the ways described below or in any combination or any other way set forth in an applicable prospectus supplement from time to time:
•	to or through underwriters or dealers;

•	through one or more agents; or

•	directly to purchasers or to a single purchaser.
               The distribution of the securities may be effected from time to time in one or more transactions:
•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
             Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.
             The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:
•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.
           Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
           Only the agents or underwriters named in each prospectus supplement are agents or underwriters in connection with the securities being offered thereby.
          We may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in each applicable prospectus supplement, and each prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
          Agents, underwriters and other third parties described above may be entitled to indemnification by us or any selling stockholder against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution from us with respect to payments which the agents, underwriters or other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
          One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
          Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.
          The securities we or any selling stockholders offer may be new issues of securities and may have no established trading market. The securities may or may not be listed on a securities exchange. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of, or the existence of trading markets for, any of the securities.
          Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a short covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.
          We also may sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless stated otherwise in the applicable prospectuses.
          We or any selling stockholders may sell any of the securities directly to purchasers. In this case, we or any selling stockholders will not engage underwriters or agents in the offer and sale of these securities.

GENERAL DESCRIPTION OF SECURITIES
          We may offer and sell, at any time and from time to time:
•	Shares of our common stock;

•	Shares of our preferred stock;

•	Warrants to purchase shares of our common stock, preferred stock and/or debt securities;

•	Debt securities consisting of debentures, notes or other evidences of indebtedness; or

•	Any combination of these securities.
          The selling stockholders may also offer shares of our common stock from time to time. The terms of any securities we offer or offered by the selling stockholders will be determined at the time of sale. We may issue debt securities that are exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.
DESCRIPTION OF OUR COMMON STOCK
          The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our charter and by-laws, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.
          As of May 11, 2009, we are authorized to issue 50,000,000 shares of common stock, $0.01 par value per share. As of May 11, 2009, we had 22,643,334 shares of common stock outstanding.
General
          Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock.
          In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Transfer Agent and Registrar
          The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.
The NASDAQ Global Market
          Our common stock is listed on the Nasdaq Global Market under the symbol “FOLD.”

DESCRIPTION OF OUR PREFERRED STOCK
          We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share. As of May 11, 2009, there were no shares of our preferred stock outstanding.
          Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of our preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of our preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our Company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.
          If we offer a specific class or series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:
•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated), the conversion period and any other terms of conversion (including any anti-dilution provisions, if any);

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated), the exchange period and any other terms of exchange (including any anti-dilution provisions, if any);

•	voting rights, if any, of the preferred stock;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

•	any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company; and

•	any other affirmative, negative or other covenants or contractual rights which might be attendant with the specific class or series of preferred stock.
          The preferred stock offered by this prospectus, when issued, will not have, or be subject to, any preemptive or similar rights.
Transfer Agent and Registrar
          The transfer agent and registrar for any series or class of preferred stock will be set forth in each applicable prospectus supplement.

DESCRIPTION OF OUR WARRANTS
          We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in each applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the applicable warrant agreements and the applicable prospectus supplement for the warrants.
          The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:
•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that class or series of our preferred stock;

•	if applicable, the exercise price for our debt securities, the amount of our debt securities to be received upon exercise, and a description of that series of debt securities;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the warrants may not be continuously exercised throughout that period, the specific date or dates on which the warrants may be exercised;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
Transfer Agent and Registrar
          The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF OUR DEBT SECURITIES
          This section describes the general terms and provisions of the debt securities that we may offer under this prospectus, any of which may be issued as convertible or exchangeable debt securities. We will set forth the particular terms of the debt securities we offer in a prospectus supplement. The extent, if any, to which the following general provisions apply to particular debt securities will be described in the applicable prospectus supplement. The following description of general terms relating to the debt securities and the indenture under which the debt securities will be issued are summaries only and therefore are not complete. You should read the indenture and the prospectus supplement regarding any particular issuance of debt securities.
          We will issue any debt under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed or will file a copy of the form of indenture as an exhibit to the registration statement in which this prospectus is included. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.
          We may offer under this prospectus up to an aggregate principal amount of $92,430,000 in debt securities, or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an initial public offering price of up to $92,430,000. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of the Company and will rank equally with all of our other unsecured indebtedness.
          The following statements relating to the debt securities and the indenture are summaries, qualified in their entirety by reference to the detailed provisions of the indenture and the final form indenture as may be filed with a future prospectus supplement.
General
          We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.
          The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:
•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	the denominations in which such debt securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;

•	whether the debt securities are to be issuable in the form of certificated securities (as described below) or global securities (as described below);

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

•	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

•	any events of default, if not otherwise described below under “Events of Default”;

•	the terms and conditions, if any, for conversion into or exchange for shares of our common stock or preferred stock;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of the Company.
          We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.
          We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Exchange and/or Conversion Rights
          We may issue debt securities which can be exchanged for or converted into shares of our common stock or preferred stock. If we do, we will describe the terms of exchange or conversion in the prospectus supplement relating to these debt securities.
Transfer and Exchange
          We may issue debt securities that will be represented by either:
•	“book-entry securities,” which means that there will be one or more global securities registered in the name of a depositary or a nominee of a depositary; or

•	“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.
          We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities.
Certificated Debt Securities
          If you hold certificated debt securities issued under an indenture, you may transfer or exchange such debt securities in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.
Global Securities
          The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depositary or its nominees identified in the prospectus supplement relating to the debt securities. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by such global security or securities.
          Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary for such global security to a nominee of the depositary and except in the circumstances described in the prospectus supplement relating to the debt securities. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series.
No Protection in the Event of Change of Control
          Any indenture that governs our debt securities covered by this prospectus may not have any covenant or other provision providing for a put or increased interest or otherwise that would afford holders of our debt securities additional protection in the event of a recapitalization transaction, a change of control of the Company, or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.
Covenants
          Unless otherwise indicated in this prospectus or the applicable prospectus supplement, our debt securities may not have the benefit of any covenant that limits or restricts our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.
Consolidation, Merger and Sale of Assets
          We may agree in any indenture that governs the debt securities of any series covered by this prospectus that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless such person and such proposed transaction meets various criteria, which we will describe in detail in the applicable prospectus supplement.
Defaults and Notice
          The debt securities of any series will contain events of default to be specified in the applicable prospectus supplement, which may include, without limitation:
•	failure to pay the principal of, or premium or make-whole amount, if any, on any debt security of such series when due and payable (whether at maturity, by call for redemption, through any mandatory sinking fund, by redemption at the option of the holder, by declaration or acceleration or otherwise);

•	failure to make a payment of any interest on any debt security of such series when due;

•	our failure to perform or observe any other covenants or agreements in the indenture with respect to the debt securities of such series;

•	certain events relating to our bankruptcy, insolvency or reorganization; and

•	certain cross defaults, if and as applicable.
          If an event of default with respect to debt securities of any series shall occur and be continuing, we may agree that the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of such series may declare the principal amount (or, if the debt securities of such series are issued at an original issue discount, such portion of the principal amount as may be specified in the terms of the debt securities of such series) of all debt securities of such series or such other amount or amounts as the debt securities or supplemental indenture with respect to such series may provide, to be due and payable immediately. Any provisions pertaining to events of default and any remedies associated therewith will be described in the applicable prospectus supplement.
          Any indenture that governs our debt securities covered by this prospectus may require that the trustee under such indenture shall, within 90 days after the occurrence of a default, give to holders of debt securities of any series notice of all uncured defaults with respect to such series known to it. However, in the case of a default that results from the failure to make any payment of the principal of, premium or make-whole amount, if any, or interest on the debt securities of any series, or in the payment of any mandatory sinking fund installment with respect to debt securities of such series, if any, the trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities of such series. Any terms and provisions relating to the foregoing types of provisions will be described in further detail in the applicable prospectus supplement.
          Any indenture that governs our debt securities covered by this prospectus will contain a provision entitling the trustee to be indemnified by holders of debt securities before proceeding to exercise any trust or power under the indenture at the request of such holders. Any such indenture may provide that the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to the debt securities of such series. However, the trustee under any such indenture may decline to follow any such direction if, among other reasons, the trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken, would involve the trustee in personal liability or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction.
          Any indenture that governs our debt securities covered by this prospectus may endow the holders of such debt securities to institute a proceeding with respect to such indenture, subject to certain conditions, which will be specified in the applicable prospectus supplement and which may include, that the holders of at least a majority in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the trustee to exercise its power under the indenture, indemnify the trustee and afford the trustee reasonable opportunity to act. Even so, such holders may have an absolute right to receipt of the principal of, premium or make-whole amount, if any, and interest when due, to require conversion or exchange of debt securities if such indenture provides for convertibility or exchangeability at the option of the holder and to institute suit for the enforcement of such rights. Any terms and provisions relating to the foregoing types of provisions will be described in further detail in the applicable prospectus supplement.
Modification of the Indenture
          We and the trustee may modify any indenture that governs our debt securities of any series covered by this prospectus with or without the consent of the holders of such debt securities, under certain circumstances to be described in a prospectus supplement.
Defeasance; Satisfaction and Discharge
          The prospectus supplement will outline the conditions under which we may elect to have certain of our obligations under the indenture discharged and under which the indenture obligations will be deemed to be satisfied.
Regarding the Trustee
          We will identify the trustee and any relationship that we may have with such trustee, with respect to any series of debt securities, in the prospectus supplement relating to the applicable debt securities. You should note that if the trustee becomes a creditor of Amicus, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.
Governing Law
          The law governing the indenture and the debt securities will be identified in the prospectus supplement relating to the applicable indenture and debt securities.

WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy information filed by us with the SEC at the SEC’s public reference section, 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, statements and other information about issuers, such as us, who file electronically with the SEC. We maintain an Internet site at http://www.amicustherapeutics.com. However, the information on our Internet site is not incorporated by reference in this prospectus and any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.
          The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:
•	Our Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 001-33497) and our Quarterly Report for the period ended March 31, 2009 (File No. 001-33497);

•	Our Current Reports on Form 8-K filed on January 8, 2009, February 18, 2009 and February 27, 2009 (excluding any information furnished in such reports under exhibit 99.1 thereto); and

•	The description of our common stock contained in our registration statement on Form 8-A (File No. 001-33497) filed May 23, 2007, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
          You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus, except for exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents) at no cost to you by writing or telephoning us at the following address: Office of the Corporate Secretary, Amicus Therapeutics, Inc., 6 Cedar Brook Drive, Cranbury, NJ 08512, telephone (609)-662-2000.
LEGAL MATTERS
          The validity of the issuance of the securities offered hereby will be passed upon for us by Bingham McCutchen LLP, Boston, Massachusetts. As appropriate, legal counsel representing the selling stockholders, underwriters, dealers or agents will be named in the accompanying prospectus supplement and may opine to certain legal matters.
EXPERTS
          Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as set forth in their report, which is incorporated by reference in the prospectus and elsewhere in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.